Exhibit 99.1

News Release
Contact: Ken Dennard / Natalie Hairston Dennard Lascar Investor Relations (713) 529-6600 TCBX@dennardlascar.com

FOR IMMEDIATE RELEASE

Third Coast Bancshares, Inc. Reports

2026 Third Quarter Financial Results

Solid 2026 Third Quarter Results While Advancing Long-Term Growth Strategy

HOUSTON, October 21, 2026 – Third Coast Bancshares, Inc. (NYSE and NYSE Texas: TCBX) (the “Company,” “Third Coast,” “we,” “us,” or “our”), the bank holding company for Third Coast Bank (the “Bank”), today reported its 2026 third quarter financial results.

2026 Third Quarter Financial and Operational Highlights

•
Return on average assets of 1.13% annualized for the third quarter of 2026 compared to 1.34% annualized for the second quarter of 2026 and 1.41% annualized for the third quarter of 2025. Return on average assets as adjusted (non-GAAP)(1) annualized for the third quarter of 2026 was 1.29%.
•
Net interest margin of 3.70% for the third quarter of 2026 compared to 3.83% for the second quarter of 2026 and 4.10% for the third quarter of 2025.
•
Net income for the third quarter of 2026 totaled $19.0 million, or $1.07 and $0.93 per basic and diluted share, respectively, compared to $22.0 million, or $1.25 and $1.08 per basic and diluted share, respectively, for the second quarter of 2026 and $18.1 million, or $1.22 and $1.03 per basic and diluted share, respectively, for the third quarter of 2025. Excluding $3.2 million of acquisition-related expenses in the third quarter of 2026, the net income as adjusted (non-GAAP)(1) for the third quarter of 2026 was $21.6 million, or $1.06 per diluted share as adjusted (non-GAAP)(1).
•
Efficiency ratio of 63.10% for the third quarter of 2026 compared to 56.51% for the second quarter of 2026 and 53.03% for the third quarter of 2025.
•
Gross loans grew to $5.49 billion as of September 30, 2026, from $5.44 billion reported as of June 30, 2026.
•
Book value per common share and tangible book value per common share(1) increased to $36.53 and $33.31, respectively, as of September 30, 2026, compared to $36.34 and $33.08, respectively, as of June 30, 2026 and $32.25 and $30.91, respectively, as of September 30, 2025.
•
Noninterest bearing demand deposits increased $78.4 million to $721.2 million, or 12.2% of total deposits as of September 30, 2026, compared to 11.0% of total deposits as of June 30, 2026.
•
On October 7, 2026, the Company announced a definitive merger agreement to acquire Great Plains Bancshares, Inc. (“Great Plains”), the parent company of Great Plains National Bank, in an all-stock transaction valued at approximately $239.6 million based on the Company's closing stock price as of October 6, 2026. The transaction is expected to close in the first quarter of 2027.

____________________________

(1) Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this news release for a reconciliation of these non-GAAP financial measures.

“The third quarter reflects the underlying strength of our franchise and our continued focus on disciplined, relationship-driven growth,” said Bart Caraway, Founder, Chairman, President, and Chief Executive Officer of Third Coast. “We saw healthy loan activity, continued progress in our funding base, stable credit performance, and another high in tangible book value per share. Additionally, our agreement to merge with Great Plains builds on the progress of our strategy and brings together two organizations with complementary strengths and shared values. We believe the transaction positions us to build an even stronger franchise capable of producing durable earnings and long-term stakeholder value.”

Operating Results

Net Income and Earnings Per Common Share

Net income totaled $19.0 million for the third quarter of 2026, compared to $22.0 million for the second quarter of 2026 and $18.1 million for the third quarter of 2025. Net income available to common shareholders totaled $17.8 million for the third quarter of 2026, compared to $20.8 million for the second quarter of 2026 and $16.9 million for the third quarter of 2025. The quarter-over-quarter decrease from the second quarter of 2026 was primarily due to the reduction of gain on sale of factored receivables from the second quarter of 2026 and an increase in merger and acquisition-related expenses during the third quarter of 2026. Dividends on our Series A Convertible Non-Cumulative Preferred Stock (“Series A Preferred Stock”) totaled $1.2 million for each of the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025.

Basic and diluted earnings per common share were $1.07 per share and $0.93 per share, respectively, in the third quarter of 2026, compared to $1.25 per share and $1.08 per share, respectively, in the second quarter of 2026 and $1.22 per share and $1.03 per share, respectively, in the third quarter of 2025. In the third quarter of 2026, diluted earnings per common share as adjusted (non-GAAP)(1) was $1.06, compared to $0.98 diluted earnings per common share as adjusted (non-GAAP)(1) in the second quarter of 2026.

Net Interest Margin and Net Interest Income

The net interest margin for the third quarter of 2026 was 3.70%, compared to 3.83% for the second quarter of 2026 and 4.10% for the third quarter of 2025. The yield on loans for the third quarter of 2026 was 6.95%, compared to 7.06% for the second quarter of 2026 and 7.79% for the third quarter of 2025. The cost of interest-bearing deposits for the third quarter of 2026 was 3.49%, compared to 3.41% for the second quarter of 2026 and 3.98% for the third quarter of 2025.

Net interest income totaled $59.5 million for the third quarter of 2026, a decrease of 1.2% from $60.3 million for the second quarter of 2026 and an increase of 17.1% from $50.8 million for the third quarter of 2025. Interest income totaled $106.7 million for the third quarter of 2026, an increase of 0.7% from $106.0 million for the second quarter of 2026 and an increase of 15.4% from $92.5 million for the third quarter of 2025. Interest expense was $47.2 million for the third quarter of 2026, an increase of $1.5 million, or 3.2%, from $45.7 million for the second quarter of 2026, and an increase of $5.5 million, or 13.3%, from $41.7 million for the third quarter of 2025.

Noninterest Income and Noninterest Expense

Noninterest income totaled $6.3 million for the third quarter of 2026, compared to $7.7 million for the second quarter of 2026 and $3.6 million for the third quarter of 2025. The quarter-over-quarter decrease from the second quarter of 2026 was primarily due to the reduction of gain on sale of factored receivables from the second quarter of 2026 partially offset by increased service charges and fees during the third quarter of 2026.

____________________________

(1) Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this news release for a reconciliation of these non-GAAP financial measures.

Noninterest expense increased to $41.6 million for the third quarter of 2026, compared to $38.4 million for the second quarter of 2026 and $28.9 million for the third quarter of 2025. The quarter-over-quarter increase from the second quarter of 2026 was primarily due to merger and acquisition-related costs of $3.2 million. At September 30, 2026, the number of employees decreased to 499, compared to 504 at June 30, 2026.

The efficiency ratio was 63.10% for the third quarter of 2026, compared to 56.51% for the second quarter of 2026 and 53.03% for the third quarter of 2025.

Balance Sheet Highlights

Loan Portfolio and Composition

For the quarter ended September 30, 2026, gross loans increased to $5.49 billion, an increase of $57.1 million, or 1.1%, from $5.44 billion as of June 30, 2026, and an increase of $1.33 billion, or 31.9%, from $4.17 billion as of September 30, 2025. The Bank completed a securitization of $87.5 million of commercial real estate loans during the third quarter of 2026. Real estate loans accounted for the majority of the loan growth for the third quarter of 2026, with real estate loans increasing $67.1 million from the second quarter of 2026, partially offset by municipal and other loans decreasing $9.2 million from the second quarter of 2026.

Asset Quality

Nonperforming loans at September 30, 2026 were $29.0 million, compared to $27.1 million at June 30, 2026 and $21.7 million at September 30, 2025. The increase in nonperforming loans during the third quarter of 2026 was primarily due to $2.3 million in SBA loans placed on nonaccrual. As of September 30, 2026, the nonperforming loans to total loans ratio was 0.53%, compared to 0.50% as of June 30, 2026 and 0.52% as of September 30, 2025.

The provision for credit losses recorded for the third quarter of 2026 was $540,000, and the allowance for credit losses of $54.4 million represented 0.99% of the $5.49 billion in gross loans outstanding as of September 30, 2026. The provision for credit losses recorded for the second quarter of 2026 was $2.1 million, and the allowance for credit losses of $53.6 million represented 0.99% of the $5.44 billion in gross loans outstanding as of June 30, 2026.

The Company recorded net recoveries of $27,000 and $17,000 for the three months ended September 30, 2026 and September 30, 2025, respectively.

Deposits and Composition

Deposits totaled $5.92 billion as of September 30, 2026, an increase of 1.2% from $5.86 billion as of June 30, 2026, and an increase of 35.5% from $4.37 billion as of September 30, 2025. Noninterest-bearing demand deposits increased from $642.7 million as of June 30, 2026 to $721.2 million as of September 30, 2026 and represented 12.2% and 11.0% of total deposits as of September 30, 2026 and June 30, 2026, respectively. As of September 30, 2026, interest-bearing demand deposits decreased $141.1 million, or 3.3%, time deposits increased $126.1 million, or 14.6%, and savings accounts increased $5.9 million, or 21.1%, respectively, from June 30, 2026.

The average cost of deposits was 3.09% for the third quarter of 2026, representing a 4-basis point increase from the second quarter of 2026 and a 47-basis point decrease from the third quarter of 2025. The quarter-over-quarter increase was primarily due to the increase in rates paid on interest-bearing demand deposits.

Earnings Conference Call

Third Coast has scheduled a conference call to discuss its 2026 third quarter results, which will be broadcast live over the Internet, on Thursday, October 22, 2026, at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial 201-389-0869 and ask for the Third Coast Bancshares, Inc. call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.thirdcoast.bank/events-and-presentations/events/. For those who cannot listen to the live call, a replay will be available through October 29, 2026, and may be accessed by dialing

201-612-7415 and using passcode 13757906#. Also, an archive of the webcast will be available shortly after the call at https://ir.thirdcoast.bank/events-and-presentations/events/ for 90 days.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank. Founded in 2008 in Humble, Texas, Third Coast Bank conducts banking operations through 20 branches encompassing the four largest metropolitan areas in Texas. Please visit https://www.thirdcoast.bank for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “looking ahead,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: interest rate risk and fluctuations in interest rates; market conditions and economic trends generally and in the banking industry; our ability to maintain important deposit relationships; our ability to grow or maintain our deposit base; our ability to implement our expansion strategy; our ability to pay dividends on our Series A Preferred Stock; credit risk associated with our business; economic conditions affecting the real estate market; prepayment risks associated with commercial real estate loans; liquidity risks in the securitization market; operational risks related to the administration of securitized assets; changes in key management personnel; the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement providing for the acquisition of Great Plains by Third Coast; the outcome of any legal proceedings that may be instituted against Third Coast or Great Plains; the possibility that the transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Third Coast and Great Plains operate; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Third Coast’s or Great Plains' customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the transaction; the dilution caused by Third Coast’s issuance of additional shares of its common stock in connection with the transaction; a material adverse change in the financial condition of

Third Coast or Great Plains; the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; and other factors that may affect future results of Third Coast and Great Plains including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities and other actions of the Board of Governors of the Federal Reserve System and legislative and regulatory actions and reforms. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”), and our other filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Tangible Common Equity, Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Return on Average Tangible Common Equity, Return on Average Assets as Adjusted (Non-GAAP), Return on Average Common Equity as Adjusted (Non-GAAP), Return on Average Tangible Common Equity as Adjusted (Non-GAAP), Net Income as Adjusted (Non-GAAP), and Diluted Earnings Per Common Share as Adjusted (Non-GAAP), which are supplemental measures that are not required by, or are not presented in accordance with GAAP. Please refer to the table titled “GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	2026			2025
(Dollars in thousands)	September 30	June 30	March 31	December 31	September 30

ASSETS
Cash and cash equivalents:
Cash and due from banks	$359,763	$404,165	$425,174	$175,202	$116,383
Federal funds sold	6,051	6,732	6,133	6,027	6,629
Total cash and cash equivalents	365,814	410,897	431,307	181,229	123,012

Interest bearing time deposits in other banks	276	273	270	267	265
Investment securities available-for-sale	461,524	405,251	435,846	383,192	376,719
Investment securities held to maturity	191,924	191,952	191,980	192,008	206,037
Loans held for investment	5,493,503	5,436,414	5,251,458	4,394,751	4,165,116
Less: allowance for credit losses	(54,418)	(53,591)	(51,455)	(43,949)	(42,563)
Loans held for investment, net	5,439,085	5,382,823	5,200,003	4,350,802	4,122,553
Accrued interest receivable	32,083	30,306	31,385	29,236	29,537
Premises and equipment, net	40,645	40,178	40,558	24,789	24,718
Other real estate owned	26,999	27,321	8,388	8,388	8,388
Bank-owned life insurance	77,100	77,856	77,107	76,357	75,547
Non-marketable securities, at cost	24,860	23,538	21,759	16,424	26,157
Deferred tax asset, net	26,644	23,843	7,493	6,450	6,989
Derivative assets	5,307	2,594	2,350	2,544	2,803
Right-of-use assets - operating leases	16,833	16,953	17,615	17,066	17,677
Core deposit intangibles, net	7,655	8,081	8,516	646	686
Goodwill	46,079	46,079	46,367	18,034	18,034
Other assets	42,792	47,556	61,129	33,327	22,686
Total assets	$6,805,620	$6,735,501	$6,582,073	$5,340,759	$5,061,808

LIABILITIES
Deposits:
Noninterest bearing	$721,194	$642,748	$577,217	$495,000	$450,013
Interest bearing	5,203,574	5,212,718	5,137,860	4,131,888	3,922,728
Total deposits	5,924,768	5,855,466	5,715,077	4,626,888	4,372,741

Accrued interest payable	6,910	5,872	7,205	5,957	7,153
Derivative liabilities	10,368	4,289	3,517	3,142	3,521
Lease liability - operating leases	17,887	18,011	18,676	18,130	18,735
Other liabilities	27,260	39,647	48,177	36,775	32,040
Line of credit - Senior Debt	62,375	60,375	57,875	37,875	32,875
Note payable - Subordinated Debentures, net	81,120	81,068	81,016	80,965	80,913
Total liabilities	6,130,688	6,064,728	5,931,543	4,809,732	4,547,978

SHAREHOLDERS' EQUITY
Series A Convertible Non-Cumulative Preferred Stock	69	69	69	69	69
Series B Convertible Perpetual Preferred Stock	-	-	-	-	-
Common stock	16,742	16,718	16,641	13,970	13,958
Common stock - non-voting	-	-	-	-	-
Additional paid-in capital	431,086	429,931	428,815	323,929	323,491
Retained earnings	237,045	219,238	198,435	183,238	166,537
Accumulated other comprehensive (loss) income	(8,911)	5,916	7,669	10,920	10,874
Treasury stock, at cost	(1,099)	(1,099)	(1,099)	(1,099)	(1,099)
Total shareholders' equity	674,932	670,773	650,530	531,027	513,830
Total liabilities and shareholders' equity	$6,805,620	$6,735,501	$6,582,073	$5,340,759	$5,061,808

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Nine Months Ended
	2026			2025		2026	2025
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

INTEREST INCOME:
Loans, including fees	$94,593	$94,584	$85,893	$81,368	$82,054	$275,070	$234,847
Investment securities available-for-sale	7,020	6,482	6,107	6,464	6,289	19,609	17,487
Investment securities held-to-maturity	2,359	2,549	2,398	2,681	2,882	7,306	4,489
Federal funds sold and other	2,754	2,374	2,988	1,586	1,278	8,116	5,108
Total interest income	106,726	105,989	97,386	92,099	92,503	310,101	261,931

INTEREST EXPENSE:
Deposit accounts	44,709	43,384	41,484	37,530	39,030	129,577	112,791
FHLB advances and other borrowings	2,471	2,329	2,257	2,372	2,624	7,057	6,120
Total interest expense	47,180	45,713	43,741	39,902	41,654	136,634	118,911

Net interest income	59,546	60,276	53,645	52,197	50,849	173,467	143,020

Provision for credit losses	540	2,069	580	2,245	2,763	3,189	5,343

Net interest income after credit loss expense	59,006	58,207	53,065	49,952	48,086	170,278	137,677

NONINTEREST INCOME:
Service charges and fees	4,293	3,174	3,175	3,518	2,839	10,642	7,241
Earnings on bank-owned life insurance	797	748	750	811	786	2,295	2,206
Loss on sale of investment securities available-for-sale	-	(93)	(11)	(272)	-	(104)	(338)
Gain on sale of factored receivables	-	3,463	-	-	-	3,463	-
Gain on sale of SBA loans	-	-	-	-	-	-	74
Other	1,231	425	119	204	10	1,775	209
Total noninterest income	6,321	7,717	4,033	4,261	3,635	18,071	9,392

NONINTEREST EXPENSE:
Salaries and employee benefits	24,981	24,804	24,808	21,109	19,560	74,593	56,080
Occupancy and equipment expense	3,414	3,259	3,349	2,845	2,861	10,022	8,478
Legal and professional	4,869	2,271	3,221	2,850	1,254	10,361	4,612
Data processing and network expense	1,578	1,595	1,414	1,087	1,203	4,587	3,485
Regulatory assessments	1,430	1,331	1,210	1,172	1,152	3,971	3,661
Advertising and marketing	799	737	639	733	499	2,175	1,411
Software purchases and maintenance	1,573	1,421	1,419	1,067	1,094	4,413	3,502
Loan operations and other real estate owned expense	1,018	656	537	397	29	2,211	737
Telephone and communications	166	158	144	126	134	468	424
Other	1,733	2,192	1,362	1,305	1,106	5,287	3,456
Total noninterest expense	41,561	38,424	38,103	32,691	28,892	118,088	85,846

NET INCOME BEFORE INCOME TAX EXPENSE	23,766	27,500	18,995	21,522	22,829	70,261	61,223

Income tax expense	4,762	5,513	2,627	3,624	4,772	12,902	12,830

NET INCOME	19,004	21,987	16,368	17,898	18,057	57,359	48,393

Preferred stock dividends declared	1,197	1,184	1,171	1,197	1,197	3,552	3,553

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$17,807	$20,803	$15,197	$16,701	$16,860	$53,807	$44,840

EARNINGS PER COMMON SHARE:
Basic earnings per share	$1.07	$1.25	$1.03	$1.21	$1.22	$3.36	$3.24
Diluted earnings per share	$0.93	$1.08	$0.88	$1.02	$1.03	$2.90	$2.77

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Nine Months Ended
	2026			2025		2026	2025
(Dollars in thousands, except share and per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

Earnings per common share, basic	$1.07	$1.25	$1.03	$1.21	$1.22	$3.36	$3.24
Earnings per common share, diluted	$0.93	$1.08	$0.88	$1.02	$1.03	$2.90	$2.77
Dividends on common stock	$-	$-	$-	$-	$-	$-	$-
Dividends on Series A Convertible Non-Cumulative Preferred Stock	$17.25	$17.06	$16.88	$17.25	$17.25	$51.19	$51.19

Return on average assets (A)	1.13%	1.34%	1.08%	1.36%	1.41%	1.19%	1.32%
Return on average common equity (A)	11.49%	13.96%	11.29%	14.42%	15.14%	12.27%	14.13%
Return on average tangible common equity (A) (B)	12.59%	15.36%	12.23%	15.03%	15.81%	13.42%	14.79%
Net interest margin (A) (C)	3.70%	3.83%	3.67%	4.10%	4.10%	3.73%	4.05%
Efficiency ratio (D)	63.10%	56.51%	66.06%	57.90%	53.03%	61.65%	56.32%

Capital Ratios
Third Coast Bancshares, Inc. (consolidated):
Total common equity to total assets	8.95%	8.98%	8.88%	8.70%	8.84%	8.95%	8.84%
Tangible common equity to tangible assets (B)	8.22%	8.24%	8.11%	8.38%	8.51%	8.22%	8.51%
Estimated Common equity tier 1 (to risk weighted assets)	9.20%	8.82%	8.84%	8.65%	8.85%	9.20%	8.85%
Estimated Tier 1 capital (to risk weighted assets)	10.28%	9.89%	9.96%	9.97%	10.25%	10.28%	10.25%
Estimated Total capital (to risk weighted assets)	12.45%	12.01%	12.13%	12.48%	12.90%	12.45%	12.90%
Estimated Tier 1 capital (to average assets)	9.55%	9.35%	9.65%	9.65%	9.55%	9.55%	9.55%

Third Coast Bank:
Estimated Common equity tier 1 (to risk weighted assets)	12.56%	12.10%	12.23%	12.23%	12.59%	12.56%	12.59%
Estimated Tier 1 capital (to risk weighted assets)	12.56%	12.10%	12.23%	12.23%	12.59%	12.56%	12.59%
Estimated Total capital (to risk weighted assets)	13.41%	12.91%	13.02%	13.14%	13.53%	13.41%	13.53%
Estimated Tier 1 capital (to average assets)	11.66%	11.44%	11.84%	11.84%	11.75%	11.66%	11.75%

Other Data
Weighted average common shares:
Basic	16,655,357	16,591,144	14,814,661	13,889,497	13,860,149	16,027,130	13,824,963
Diluted	20,435,618	20,334,205	18,560,056	17,552,204	17,524,288	19,783,163	17,452,385
Period end common shares outstanding	16,664,058	16,639,127	16,562,268	13,891,055	13,879,099	16,664,058	13,879,099
Book value per common share	$36.53	$36.34	$35.28	$33.47	$32.25	$36.53	$32.25
Tangible book value per common share (B)	$33.31	$33.08	$31.97	$32.12	$30.91	$33.31	$30.91

___________

(A) Interim periods annualized.

(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures at the end of this news release.

(C) Net interest margin represents net interest income divided by average interest-earning assets.

(D) Represents total noninterest expense divided by the sum of net interest income plus noninterest income. Taxes and provision for credit losses are not part of this calculation.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$5,396,683	$94,593	6.95%	$5,371,846	$94,584	7.06%	$4,179,027	$82,054	7.79%
Investment securities available-for-sale	492,929	7,020	5.65%	432,863	6,482	6.01%	410,073	6,289	6.08%
Investment securities held-to-maturity	192,152	2,359	4.87%	191,970	2,549	5.33%	206,055	2,882	5.55%
Federal funds sold and other interest- earning assets	299,444	2,754	3.65%	315,434	2,374	3.02%	123,680	1,278	4.10%
Total interest-earning assets	6,381,208	106,726	6.64%	6,312,113	105,989	6.73%	4,918,835	92,503	7.46%
Less: allowance for credit losses	(53,612)			(52,533)			(40,427)
Total interest-earning assets, net of allowance	6,327,596			6,259,580			4,878,408
Noninterest-earning assets	325,704			330,121			213,210
Total assets	$6,653,300			$6,589,701			$5,091,618

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$5,084,277	$44,709	3.49%	$5,108,166	$43,384	3.41%	$3,892,726	$39,030	3.98%
Note payable and line of credit	142,832	2,155	5.99%	139,733	2,091	6.00%	113,560	1,754	6.13%
FHLB advances	31,986	316	3.92%	24,719	238	3.86%	73,476	870	4.70%
Total interest-bearing liabilities	5,259,095	47,180	3.56%	5,272,618	45,713	3.48%	4,079,762	41,654	4.05%
Noninterest-bearing deposits	654,281			599,000			453,980
Other liabilities	58,749			54,236			49,842
Total liabilities	5,972,125			5,925,854			4,583,584
Shareholders’ equity	681,175			663,847			508,034
Total liabilities and shareholders’ equity	$6,653,300			$6,589,701			$5,091,618
Net interest income		$59,546			$60,276			$50,849
Net interest spread (1)			3.08%			3.25%			3.41%
Net interest margin (2)			3.70%			3.83%			4.10%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Nine Months Ended
	September 30, 2026			September 30, 2025
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$5,248,655	$275,070	7.01%	$4,060,615	$234,847	7.73%
Investment securities available-for-sale	443,053	19,609	5.92%	396,919	17,487	5.89%
Investment securities held-to-maturity	192,041	7,306	5.09%	108,575	4,489	5.53%
Federal funds sold and other interest-earning assets	325,802	8,116	3.33%	159,941	5,108	4.27%
Total interest-earning assets	6,209,551	310,101	6.68%	4,726,050	261,931	7.41%
Less: allowance for credit losses	(51,673)			(40,550)
Total interest-earning assets, net of allowance	6,157,878			4,685,500
Noninterest-earning assets	309,434			207,355
Total assets	$6,467,312			$4,892,855

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$4,985,877	$129,577	3.47%	$3,771,393	$112,791	4.00%
Note payable and line of credit	137,812	6,190	6.01%	112,318	5,186	6.17%
FHLB advances and other	32,257	867	3.59%	26,574	934	4.70%
Total interest-bearing liabilities	5,155,946	136,634	3.54%	3,910,285	118,911	4.07%
Noninterest-bearing deposits	601,182			436,412
Other liabilities	57,538			55,754
Total liabilities	5,814,666			4,402,451
Shareholders’ equity	652,646			490,404
Total liabilities and shareholders’ equity	$6,467,312			$4,892,855
Net interest income		$173,467			$143,020
Net interest spread (1)			3.14%			3.34%
Net interest margin (2)			3.73%			4.05%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2026			2025
(Dollars in thousands)	September 30	June 30	March 31	December 31	September 30

Period-end Loan Portfolio:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$609,699	$583,989	$572,037	$434,715	$408,996
Non-farm non-residential non-owner occupied	988,249	932,147	929,598	710,401	687,924
Residential	514,474	530,189	543,804	333,419	334,583
Construction, development & other	888,908	887,805	894,767	823,353	826,566
Farmland	32,841	32,898	32,379	26,485	25,549
Commercial & industrial	2,368,844	2,369,582	2,182,864	1,906,616	1,772,045
Consumer	1,715	1,871	2,265	1,576	1,291
Municipal and other	88,773	97,933	93,744	158,186	108,162
Total loans	$5,493,503	$5,436,414	$5,251,458	$4,394,751	$4,165,116

Asset Quality:
Nonaccrual loans	$23,050	$21,557	$29,222	$10,120	$10,723
Loans > 90 days and still accruing	5,929	5,555	6,396	11,360	11,016
Total nonperforming loans	28,979	27,112	35,618	21,480	21,739
Other real estate owned	26,999	27,321	8,388	8,388	8,388
Total nonperforming assets	$55,978	$54,433	$44,006	$29,868	$30,127

QTD Net (recoveries) charge-offs	$(27)	$(150)	$(5)	$844	$(17)

Nonaccrual loans:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$5,129	$3,320	$618	$1,235	$1,237
Non-farm non-residential non-owner occupied	5,365	5,584	17,140	99	111
Residential	-	198	374	387	214
Construction, development & other	-	-	603	-	6
Commercial & industrial	12,556	12,455	10,487	8,399	9,155
Total nonaccrual loans	$23,050	$21,557	$29,222	$10,120	$10,723

Asset Quality Ratios:
Nonperforming assets to total assets	0.82%	0.81%	0.67%	0.56%	0.60%
Nonperforming loans to total loans	0.53%	0.50%	0.68%	0.49%	0.52%
Allowance for credit losses to total loans	0.99%	0.99%	0.98%	1.00%	1.02%
QTD Net (recoveries) charge-offs to average loans (annualized)	(0.00%)	(0.01%)	(0.00%)	0.08%	(0.00%)

Third Coast Bancshares, Inc. and Subsidiary

GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

(unaudited)

Our accounting and reporting policies conform to GAAP (generally accepted accounting principles) and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this earnings release as being non-GAAP financial measures. Specifically, we review Tangible Common Equity, Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Return on Average Tangible Common Equity, Return on Average Assets as Adjusted (Non-GAAP), Return on Average Common Equity as Adjusted (Non-GAAP), Return on Average Tangible Common Equity as Adjusted (Non-GAAP), Net Income as Adjusted (Non-GAAP), and Diluted Earnings Per Common Share as Adjusted (Non-GAAP) for internal planning and forecasting purposes. We classify a financial measure as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios, or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this earnings release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Management believes the following non-GAAP financial measures assist investors in understanding the financial condition and results of operations of the company:

•
Tangible Common Equity. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity.
•
Tangible Book Value Per Common Share. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share. We believe that the tangible book value per common share measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.
•
Tangible Common Equity to Tangible Assets. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity, the most directly comparable GAAP financial measure for tangible assets is total assets, and the most directly comparable GAAP financial measure for tangible common equity to tangible assets is total shareholders’ equity to total assets. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity to tangible assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.
•
Return on Average Tangible Common Equity. The most directly comparable GAAP financial measure for average tangible common equity is average shareholders' equity, and the most directly comparable GAAP financial measure for return on average tangible common equity is return on average common equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average tangible common equity, exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing average shareholders’ equity while not increasing our tangible common equity.

•
Return on Average Assets as Adjusted (Non-GAAP). The most directly comparable GAAP financial measure for return on average assets as adjusted (non-GAAP) is return on average assets. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average assets as adjusted for the exclusion of significant income or expenses that are unusual or not expected to recur during the year, in order to reduce distortion within the ratios.
•
Return on Average Common Equity as Adjusted (Non-GAAP). The most directly comparable GAAP financial measure for return on average common equity as adjusted (non-GAAP) is return on average common equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average common equity as adjusted for the exclusion of significant income or expenses that are unusual or not expected to recur during the year, in order to reduce distortion within the ratios.
•
Return on Average Tangible Common Equity as Adjusted (Non-GAAP). The most directly comparable GAAP financial measure for return on average tangible common equity as adjusted (non-GAAP) is return on average common equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average tangible common equity, exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing average shareholders’ equity while not increasing our tangible common equity as adjusted for the exclusion of significant income or expenses that are unusual or not expected to recur during the year, in order to reduce distortion within the ratios.
•
Net Income as Adjusted (Non-GAAP). The most directly comparable GAAP financial measure for net income as adjusted (non-GAAP) is net income. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of net income as adjusted for the exclusion of significant income or expenses that are unusual or not expected to recur during the year, in order to reduce distortion within the totals.
•
Diluted Earnings Per Common Share as Adjusted (Non-GAAP). The most directly comparable GAAP financial measure for diluted earnings per common share as adjusted (non-GAAP) is diluted earnings per common share. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of diluted earnings per common share as adjusted for the exclusion of significant income or expenses that are unusual or not expected to recur during the year, in order to reduce distortion within the ratios.

The calculations of these non-GAAP financial measures are as follows:

	Three Months Ended					Nine Months Ended
	2026			2025		2026	2025
(Dollars in thousands, except share and per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

Tangible Common Equity:
Total shareholders' equity	$674,932	$670,773	$650,530	$531,027	$513,830	$674,932	$513,830
Less: Preferred stock including additional paid in capital	66,160	66,160	66,160	66,160	66,160	66,160	66,160
Total common equity	608,772	604,613	584,370	464,867	447,670	608,772	447,670
Less: Goodwill and core deposit intangibles, net	53,734	54,160	54,883	18,680	18,720	53,734	18,720
Tangible common equity	$555,038	$550,453	$529,487	$446,187	$428,950	$555,038	$428,950

Common shares outstanding at end of period	16,664,058	16,639,127	16,562,268	13,891,055	13,879,099	16,664,058	13,879,099

Book Value Per Common Share	$36.53	$36.34	$35.28	$33.47	$32.25	$36.53	$32.25
Tangible Book Value Per Common Share	$33.31	$33.08	$31.97	$32.12	$30.91	$33.31	$30.91

Tangible Assets:
Total assets	$6,805,620	$6,735,501	$6,582,073	$5,340,759	$5,061,808	$6,805,620	$5,061,808
Adjustments: Goodwill and core deposit intangibles, net	53,734	54,160	54,883	18,680	18,720	53,734	18,720
Tangible assets	$6,751,886	$6,681,341	$6,527,190	$5,322,079	$5,043,088	$6,751,886	$5,043,088

Total Common Equity to Total Assets	8.95%	8.98%	8.88%	8.70%	8.84%	8.95%	8.84%
Tangible Common Equity to Tangible Assets	8.22%	8.24%	8.11%	8.38%	8.51%	8.22%	8.51%

Average Tangible Common Equity:
Average shareholders' equity	$681,175	$663,847	$612,170	$525,759	$508,034	$652,646	$490,404
Less: Average preferred stock including additional paid in capital	66,160	66,160	66,160	66,160	66,160	66,160	66,160
Average common equity	615,015	597,687	546,010	459,599	441,874	586,486	424,244
Less: Average goodwill and core deposit intangibles, net	54,007	54,580	42,115	18,705	18,746	50,277	18,785
Average tangible common equity	$561,008	$543,107	$503,895	$440,894	$423,128	$536,209	$405,459

Net Income	$19,004	$21,987	$16,368	$17,898	$18,057	$57,359	$48,393
Less: Dividends declared on preferred stock	1,197	1,184	1,171	1,197	1,197	3,552	3,553
Net Income Available to Common Shareholders	$17,807	$20,803	$15,197	$16,701	$16,860	$53,807	$44,840

Return on Average Common Equity(A)	11.49%	13.96%	11.29%	14.42%	15.14%	12.27%	14.13%
Return on Average Tangible Common Equity(A)	12.59%	15.36%	12.23%	15.03%	15.81%	13.42%	14.79%

___________

(A) Interim periods annualized.

	Three Months Ended					Nine Months Ended
	2026			2025		2026	2025
(Dollars in thousands, except share and per share data)	September 30	June 30	March 31	December 31	September 30	September 30	September 30

Net Income as adjusted (non-GAAP)
Net income	$19,004	$21,987	$16,368	$17,898	$18,057	$57,359	$48,393
Pre-tax adjustments:
Acquisition-related accelerated amortization on loan fair value marks	637	228	549	-	-	1,414	-
Gain on sale of factored receivables	-	(3,463)	-	-	-	(3,463)	-
Acquisition-related salaries and employee benefits	391	497	1,310	-	-	2,198	-
Acquisition-related other professional expense	2,179	130	1,276	505	-	3,585	-
Total pre-tax adjustments	3,207	(2,608)	3,135	505	-	3,734	-
Tax-effect of adjustments	589	(479)	576	85	-	686	-
Total adjustments after tax	2,618	(2,129)	2,559	420	-	3,048	-
Net income as adjusted (non-GAAP)	$21,622	$19,858	$18,927	$18,318	$18,057	$60,407	$48,393
Preferred stock dividends	$1,197	$1,184	$1,171	$1,197	$1,197	$3,552	$3,553
Net income available to common shareholders as adjusted (non-GAAP)	$20,425	$18,674	$17,756	$17,121	$16,860	$56,855	$44,840

Diluted earnings per share	$0.93	$1.08	$0.88	$1.02	$1.03	$2.90	$2.77
Adjustments after-tax	0.13	(0.10)	0.14	0.02	-	0.15	-
Diluted earnings per common share as adjusted (non-GAAP)	$1.06	$0.98	$1.02	$1.04	$1.03	$3.05	$2.77

Return on average assets	1.13%	1.34%	1.08%	1.36%	1.41%	1.19%	1.32%
Return on average assets as adjusted (non-GAAP)(A)	1.29%	1.21%	1.25%	1.39%	1.41%	1.25%	1.32%
Return on average common equity as adjusted (non-GAAP)(A)	13.18%	12.53%	13.19%	14.78%	15.14%	12.96%	14.13%
Return on average tangible common equity as adjusted (non-GAAP)(A)	14.44%	13.79%	14.29%	15.41%	15.81%	14.18%	14.79%

___________

(A) Interim periods annualized.

No Offer or Solicitation

This communication is being made in respect of the proposed merger transaction involving Third Coast and Great Plains. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and otherwise in accordance with applicable law.

Important Additional Information and Where to Find It

Third Coast intends to file a registration statement on Form S-4 with the SEC, which will include a joint proxy statement of Great Plains and Third Coast that also constitutes a prospectus of Third Coast, and Third Coast will file other documents regarding the proposed transaction with the SEC. A definitive joint proxy statement/prospectus will also be sent to Great Plains’ and Third Coast’s shareholders seeking the required shareholder approvals of the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THIRD COAST, GREAT PLAINS, THE TRANSACTION AND RELATED MATTERS.

The documents filed by Third Coast with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Third Coast may be obtained free of charge at its website at https://ir.thirdcoast.bank/financials/sec-filings/. Alternatively, these documents, when available, can be obtained free of charge from Third Coast upon written request to Third Coast Bancshares, Inc., Attn: Investor Relations, 1800 West Loop South, Suite 875, Houston, TX 77027, or by calling (713) 960-1300.

Participants in this Transaction

Third Coast, Great Plains, their respective directors and executive officers and certain of their other members of management and employees may be deemed to be participants in the solicitation of proxies from Great Plains’ shareholders and Third Coast’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Third Coast may be found in Third Coast’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 4, 2026 and in Third Coast’s proxy statement for its 2026 Annual Meeting of Shareholders, as filed with the SEC on April 16, 2026, copies of which can be obtained free of charge from Third Coast or from the SEC’s website as indicated above. To the extent the holdings of Third Coast’s securities by its directors and executive officers have changed since the amounts set forth in Third Coast’s proxy statement for its 2026 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and other relevant materials when filed with the SEC.